Exhibit 15

LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

September 21, 2000

UnitedHealth Group Incorporated:

    We are aware that UnitedHealth Group Incorporated has incorporated by reference in this Registration Statement on Form S-8 its Form 10-Q for the quarter ended June 30, 2000, which includes our report dated August 3, 2000, and its Form 10-Q for the quarter ended March 31, 2000, which includes our report dated May 4, 2000, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                      Very truly yours,

                      /s/ Arthur Andersen LLP